Exhibit 99.1

65 West Watkins Mill Road
Gaithersburg, MD 20878
tel: 240-632-0740
fax: 240-632-0735
www.genvec.com

FOR IMMEDIATE RELEASE

Retail Investor and Media Contact:	Institutional Investor Contact:
GenVec, Inc.	S.A. Noonan Communications
Douglas J. Swirsky	Susan A. Noonan
(240) 632-5510	(212) 966-3650
dswirsky@genvec.com	susan@sanoonan.com

GENVEC ENTERS INTO $3.5 MILLION CONTRACT WITH NAVAL MEDICAL RESEARCH CENTER TO ADVANCE MALARIA PROGRAM

GAITHERSBURG, MD – October 02, 2012 – GenVec, Inc. (Nasdaq: GNVC) announced today that it has signed an agreement worth approximately $3.5 million with the Naval Medical Research Center (NMRC) to support malaria vaccine development.

Under the terms of the agreement, GenVec is responsible for producing clinical supplies of its malaria vaccine, which utilizes its novel, proprietary technology. NMRC plans to use this clinical material to assess the safety and efficacy of these next-generation vectored vaccines using the clinical challenge model developed by NMRC and the Walter Reed Army Institute of Research (WRAIR) malaria vaccine programs, which now are unified as the US Military Malaria Vaccine Program (USMMVP). GenVec retains the right to commercialize this novel technology. GenVec’s malaria vaccine candidate utilizes a novel, proprietary adenovector delivery system that is capable of generating strong immune responses while avoiding the problems of vector-specific immunity that has hampered other vectored vaccines.

In April 2010, encouraging clinical data were presented from a Phase 1 malaria vaccine trial conducted by NMRC and WRAIR using GenVec adenovector technology coupled with DNA plasmid priming. Data indicate this DNA/adenovector malaria vaccine given to malaria-naïve adults was safe and well-tolerated with minimal local or systemic reactions and no serious vaccine-related adverse reactions. Sterile protection, a complete absence of parasites in the blood, was seen in 4 out of 15 volunteers that had been inoculated with the vaccine and subsequently challenged with the malaria parasite.

“We appreciate the US military’s continued commitment to the worldwide problem of malaria and its support of malaria vaccine development,” said Dr. Joseph Bruder, Director of Research and head of GenVec’s malaria program. “Work under this agreement will build upon the encouraging clinical results previously demonstrated in malaria with our vaccines.”

About Malaria

Malaria is one of the world’s most widespread and burdensome infectious diseases. This life-threatening parasitic infection is transmitted to humans through the bite of an infected mosquito. Malaria parasites initially invade liver cells and, after multiplying, release tens of thousands of new parasites, which invade red blood cells, multiply again, and then destroy these cells. High fever, headache, and shaking chills appear approximately nine to fourteen days after the infectious bite. If untreated, the infection can progress rapidly and become life threatening—destroying red blood cells, causing severe anemia, and blocking capillaries that nourish the brain and other vital organs, resulting in multisystem failure, coma and death. Malaria causes approximately 243 million acute illnesses and 863,000 deaths annually, mostly among children under the age of five. Malaria is a major health risk for travelers and the military.

About GenVec

GenVec is a biopharmaceutical company using differentiated, proprietary technologies to create superior therapeutics and vaccines. A key component of our strategy is to develop and commercialize our product candidates through collaborations. GenVec is working with leading companies and organizations such as Novartis, Merial, and the U.S. Government to support a portfolio of product programs that address the prevention and treatment of a number of significant human and animal health concerns. GenVec’s development programs address therapeutic areas such as hearing loss and balance disorders; as well as vaccines against infectious diseases including respiratory syncytial virus (RSV), herpes simplex virus (HSV), dengue fever, malaria, and human immunodeficiency virus (HIV). In the area of animal health we are developing vaccines against foot-and-mouth disease (FMD). Additional information about GenVec is available at www.genvec.com and in the Company’s various filings with the Securities and Exchange Commission.

Statements herein relating to future financial or business performance, conditions or strategies and other financial and business matters, including expectations regarding funding, grants, collaborations, revenues, cash burn rates, the development of products and the success of the Company’s collaborations, including with Novartis and Merial, are forward-looking statements within the meaning of the Private Securities Litigation Reform Act. GenVec cautions that these forward-looking statements are subject to numerous assumptions, risks and uncertainties, which change over time. Factors that may cause actual results to differ materially from the results discussed in the forward-looking statements or historical experience include risks and uncertainties, including the failure by GenVec to secure and maintain relationships with collaborators; risks relating to the early stage of GenVec’s product candidates under development; uncertainties relating to research and development activities; risks relating to the commercialization, if any, of GenVec’s proposed product candidates; dependence on the efforts of collaborators and third parties; dependence on intellectual property; currently unanticipated expenses, and risks that we may lack the financial resources and access to capital to fund our operations. Further information on the factors and risks that could affect GenVec’s business, financial conditions and results of operations, are contained in GenVec’s filings with the U.S. Securities and Exchange Commission (SEC), which are available at www.sec.gov. These forward-looking statements speak only as of the date of this press release, and GenVec assumes no duty to update forward-looking statements.

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